ACE*COMM REPORTS IMPROVED RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2005

Corporate Highlights for the Period:

•	$20 million in annual revenues; a 46 % increase over previous fiscal year

•	Strong backlog increasing from $12 million at June 30, 2004 to over $23 million at June 30, 2005

•	Fourth quarter revenues increased 71% over last year

•	Net income of $337 thousand for the fourth quarter

•	Multi-million dollar network data collection contract in Southeast Asia

•	5 New NetPlus® customers, including public utility, Fortune 1000, and transportation verticals

•	Acquisition of 2helix network asset recovery and revenue optimization businesses

•	Awarded estimated $20 million U.S. Air Force contract for global deployment of our Telecom Management Systems

Gaithersburg, MD – August 23, 2005 - ACE*COMM Corporation (NASDAQ:ACEC), a global provider of network business intelligence and advanced operations support systems (OSS) solutions, today reported financial results for the fourth quarter and fiscal year 2005, both ending June 30, 2005.

Revenues for the fourth quarter 2005 totaled $6.8 million compared to $4.0 million for the same quarter in fiscal year 2004. Net income for the quarter was $0.3 million, or $0.02 per fully diluted share, compared to a net loss of $2.0 million, or $0.15 per fully diluted share for the same quarter a year ago. For the year ended June 30, 2005, the Company recorded revenues of $20.0 million, compared to $13.7 million for fiscal year 2004. The Company had a net loss and loss per fully diluted share of $6.5 million and $0.44, respectively, compared to a net loss and loss per fully diluted share of $5.9 million and $0.49 for fiscal year 2004. Approximately $5.1 million of the fiscal 2005 loss consisted of a one-time expense for in-process research and development related to the acquisition of 2helix. In fiscal 2004, we expensed $1.2 million for in process research and development expenses related to the purchase of assets of Intasys. When these expenses are excluded, the net loss decreased from $4.7 million in fiscal 2004 to $1.3 million in fiscal 2005.

“The fourth quarter results signal financial improvement in our target markets that should support further revenue growth for the Company,” said George T. Jimenez, CEO of ACE*COMM. “Overall results improved solidly in most categories. We increased annual revenues by 46 percent and backlog by over 90 percent over the previous year.”

Continued Mr. Jimenez: “During the past fiscal year, we continued to build on our large base of industry-leading customers in both the carrier and enterprise sectors. We gained a number of new customers globally including the Bangladesh Telegraph & Telephone Board (BTTB), Vivodi – a next-generation service provider in Greece, Telecom Malaysia, Saudi Aramco, a Tennessee-based public power utility, a US Army base, and a major US airport, and we signed our first US government customer as an approved SBC vendor. We conducted asset recovery and revenue assurance pilot projects with Telewest Communications and CYTA in Europe to establish the potential for projects with both carriers, and we expanded our business engagement with Level 3 Communications, Telecom Egypt, and VSNL in India. As previously announced, we were selected to provide our NetPlus® telecommunications management system (TMS) under a US Air Force contract for a global TMS deployment program that is expected to generate revenue in excess of $20 million for the Company over its multi-year lifespan.”

“Our strong revenue growth, quarterly net income, and revenue mix all demonstrate effective execution of our business strategy outlined last year at this time,” said Steve Delmar, CFO of ACE*COMM. “We added a total of $6.3 million in new revenues for the year. These were comprised almost equally of organic growth and growth by acquisition. Our move to international markets to offset sluggish domestic markets clearly paid off. International market revenues made up 65 percent of our total revenues, as opposed to 44 percent for the previous fiscal year. Additionally, firm order backlog increased from $12.1 million at the beginning of the fiscal year to over $23.1 million by year end. We are further encouraged by the number of new business opportunities that have developed from customer interaction during the fourth quarter.”

Concluded Mr. Jimenez: “During the year we added new product capabilities to our core offerings to enhance our product portfolio and services capabilities with new vertical market solutions. We intend to continue to build out our technology offerings, broaden our market penetration, and add major new customers. We will work to improve our financial liquidity, and more tightly integrate our business lines and operations. Our goal is to be the highest-value provider of network business intelligence and profit enhancing solutions to operators and large private networks worldwide.”

ACE*COMM will host an earnings teleconference call this evening, August 23, 2005 at 5:30 pm, Eastern Standard Time, to discuss the fourth quarter fiscal year 2005 results. To participate, please call 866-814-8476. When prompted, enter the ACE*COMM reservation number 758524. Internet users can hear a simultaneous live Webcast of the teleconference at http://acecomm.com or http://www.fulldisclosure.com. A taped replay of the call will be made available from the ACE*COMM Corporate Web Site after 8:30 pm, on August 23, 2005.

About ACE*COMM
ACE*COMM is a global provider of network business intelligence and advanced operations support systems (OSS) solutions for telecom service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia, and Internet communications networks. These solutions provide the analytical tools required to extract knowledge from operating networks—knowledge customers use for asset recovery and revenue assurance, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care.

For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel, AT&T, Cisco, General Dynamics, IBM, Level 3 Communications, Marconi, Motorola, Northrop Grumman, Siemens, and Unisys. Headquartered in the Washington, DC area, ACE*COMM has corporate offices in Australia, Canada, China, and the UK. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo, and N*VISION are registered trademarks, and Convergent Mediation and Parent Patrol are trademarks of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialise, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

ACE*COMM CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share amounts)

	June 30,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$2,683	$2,881
Accounts receivable, net	4,870	4,246
Inventories, net	532	573
Deferred contract costs	85	571
Prepaid expenses and other	601	257

Total current assets	8,771	8,528
Property and equipment, net	636	592
Goodwill	1,681	—
Acquired intangibles, net	2,001	907
Other non-current assets	478	304
Total assets	$13,567	$10,331

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$2,332	$545
Accounts payable	1,379	591
Accrued expenses	1,940	1,484
Accrued compensation	1,013	724
Deferred revenue	1,454	1,519

Total current liabilities	8,118	4,863
Long-term notes payable	72	—

Total liabilities	8,190	4,863

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock, $.01 par value, 45,000,000 shares authorized,
16,694,330 and 13,761,182 shares issued and outstanding	167	138
Additional paid-in capital	34,808	28,475
Other comprehensive loss	(32)	(41)
Accumulated deficit	(29,566)	(23,104)
Total stockholders’ equity	5,377	5,468

Total liabilities and stockholders’ equity	$13,567	$10,331

ACE*COMM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the three months ended		For the year ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue
Licenses and hardware	$3,523	$1,267	$8,734	$6,387
Services	3,242	2,684	11,227	7,284

Total revenue	6,765	3,951	19,961	13,671
Cost of licenses and hardware	1,036	952	3,276	2,976
Cost of services	1,802	1,497	5,673	4,865

Total cost of revenue	2,838	2,449	8,949	7,841

Gross profit	3,927	1,502	11,012	5,830
Selling, general, and administrative	2,607	2,885	9,774	9,304
Research and development	949	605	2,694	1,226
In process research and development	—	—	5,118	1,160

Income (loss) from operations	371	(1,988)	(6,574)	(5,860)
Interest expense	32	7	53	32
Gain from settlement of debt obligation	—	—	228	—
Income (loss) before income taxes	339	(1,995)	(6,399)	(5,892)
Provision for income taxes	2	6	63	6

Net income (loss)	$337	$(2,001)	$(6,462)	$(5,898)

Basic net income (loss) per share	$0.02	$(0.15)	$(0.44)	$(0.49)

Diluted net income (loss) per share	$0.02	$(0.15)	$(0.44)	$(0.49)

Shares used in computing net loss per share:
Basic	16,694	13,761	14,555	12,068

Diluted	17,067	13,761	14,555	12,068